Ex-99(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus attached to the Registration Statement on Form N-2 of NorthStar Real Estate Capital Income Fund of our report dated February 28, 2017 relating to the financial statements of NorthStar Real Estate Capital Income Fund, which appears in such prospectus.

We also consent to the use in in the prospectus attached to the Registration Statement on Form N-2 of NorthStar Real Estate Capital Income Fund of our report dated February 28, 2017 relating to the financial statements of NorthStar Real Estate Capital Income Master Fund, which appears in such prospectus.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such prospectus.

/s/ PricewaterhouseCoopers LLP
New York, NY
March 27, 2017